                                                                     Exhibit 5.2

[LETTERHEAD OF YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A. APPEARS HERE]



December 9, 1997



Delco Remy International, Inc.
2902 Enterprise Drive
Anderson, IN 46013

Re:  Form S-1 Registration Statement
     Registration No. 33-37703

Gentlemen and Ladies:

     We have acted as counsel to The A&B Group, Inc., a Mississippi corporation, A&B Enterprises, Inc., a Mississippi corporation, Dalex, Inc., a Mississippi corporation, A&B Cores, Inc., a Mississippi corporation, MCA, Inc. of Mississippi, a Mississippi corporation, and R&L Tool Company, Inc., a Mississippi corporation (each a "Subsidiary Guarantor" and collectively the "Subsidiary Guarantors") in connection with the proposed guarantee of $130,000,000 principal amount of __% Senior Notes Due 2007 (the "Senior Notes") of Delco Remy International, Inc., a Delaware corporation (the "Company") by the Subsidiary Guarantors (each a "Guaranty" and collectively the "Guaranties"). The Senior Notes are to be issued pursuant to the terms of an indenture substantially in the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee.

     In making our examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. Based on the foregoing, it is our opinion that each Guaranty issued by a Subsidiary Guarantor has been duly authorized by the respective Subsidiary Guarantor and when executed, authenticated and delivered in accordance with the terms of the Indenture and when the Senior Notes are paid for in the manner and at the price set forth in the Registration Statement, will constitute the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions contemplated hereby. The opinions expressed herein may not be used or relied upon by any other person nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except as provided below.
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   [LETTERHEAD OF YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A. APPEARS HERE]


Delco Remy International, Inc.
December 9, 1997
Page 2


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein, under the caption "Legal Matters." Such consent does not constitute a consent under Section 7 of the Securities Act ("Section 7"), since in consenting to the reference to our firm under such heading we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations promulgated by the Securities and Exchange Commission.

                                            Sincerely,

                                            YOUNG, WILLIAMS, HENDERSON &
                                            FUSELIER, P.A.

                                            By: /s/ Don H. Goode
                                               ------------------------------
                                               Don H. Goode

DHG:cmg